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                                                                  EXHIBIT 10.36

                      [SHOWSCAN ENTERTAINMENT LETTERHEAD]



October 1, 1998


Mr. Dennis Pope
2058 Westridge Road
Los Angeles, California 90049


Re:   Employment Agreement


Dear Dennis:

Based on your performance as President and Chief Executive Officer of Showscan, since your appointment to such position nineteen (19) months on March 1, 1998, the Board of Directors at its September 30, 1998 meeting, approved an increase in your salary to Three Hundred Thousand Dollars ($300,000) per annum effective as of October 1, 1998. All of the other terms under your Employment Agreement with Showscan dated May 3, 1994 and that certain letter agreement, dated August 7, 1996, as amended by the "First Amendment to Severance Agreement" dated January 31, 1997, shall remain unchanged and in full force and effect.

Additionally, the Board of Directors also approved a Seventy-Five Thousand Dollar ($75,000) bonus payable October 1, 1998 as additional recognition of your performance as President and Chief Executive Officer.

Thank you again for all of your considerable efforts and your anticipated continued performance on behalf of Showscan.


Best Regards,


/s/ William D. Eberle

William D. Eberle
Chairman of the Board

WDB/das